EXECUTION COPY
Exhibit 10.1
$300,000,000
DELAYED DRAW TERM LOAN AGREEMENT
among
PUBLIC SERVICE COMPANY OF NEW MEXICO
as Borrower,
THE LENDERS IDENTIFIED HEREIN,
MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent
MORGAN STANLEY SENIOR FUNDING, INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents
DATED AS OF MAY 5, 2008
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

SCHEDULES

Schedule 1.1(a) Schedule 6.18	Commitments Material Leases
Schedule 6.19	Material Lease Interest Payments and Discount Rate
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Note
Exhibit 2.2	Form of Notice of Continuation/Conversion
Exhibit 3.3(b)(iii)	Form of Prepayment Option Notice
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

-iii-

DELAYED DRAW TERM LOAN AGREEMENT
THIS DELAYED DRAW TERM LOAN AGREEMENT (this “Agreement”) is entered into as of May 5, 2008, among PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, as Borrower, the Lenders, MORGAN STANLEY SENIOR FUNDING, INC. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent, and the Arrangers.
RECITALS
WHEREAS, the Borrower has requested the Lenders to provide a senior term loan facility to the Borrower in an aggregate principal amount of up to $300,000,000; and
WHEREAS, the Lenders party hereto have agreed to make the requested senior term loan facility available to the Borrower on the terms and conditions hereinafter set forth.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND ACCOUNTING TERMS
1.1 Definitions.
The following terms shall have the meanings specified herein (including the preamble and recitals hereto) unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“Act” has the meaning set forth in Section 11.19.
“Administrative Agent” means Merrill Lynch Capital Corporation (in its capacity as administrative agent for the Lenders hereunder, together with its Affiliates) or any successor administrative agent appointed pursuant to Section 10.6 in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 11.1(c).
“Agent-Related Parties” means the Agents, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Agents and their respective Affiliates.
“Agents” means collectively, the Administrative Agent, the Co-Syndication Agents and the Arrangers.
“Agreement” has the meaning set forth in the preamble hereto.
“Applicable Percentage” means, for Eurodollar Loans, Base Rate Loans, commitment fees, funding fees and duration fees, the appropriate applicable percentages, in each case (subject to the exception indicated below), corresponding to the Debt Rating in effect as of the most recent Calculation Date as shown below:

				Applicable	Applicable	Applicable
		Applicable	Applicable	Percentage	Percentage	Percentage
		Percentage for	Percentage for	for	for	for
Pricing		Eurodollar	Base Rate	Commitment	Funding	Duration
Level	Debt Rating	Loans	Loans	Fees	Fees	Fees
I	At least Baa3 or BBB-, but in any event not lower than Ba1 or BB+	Greater of (i) 4.00% and (ii) the LCD Index Yield (expressed as a percentage, with each basis point equaling to 0.01%) less 0.50%.	Greater of (i) 3.00% and (ii) the LCD Index Yield (expressed as a percentage, with each basis point equaling to 0.01%) less 1.50%.	0.50%	1.25%	0.50%
II	Otherwise	Greater of (i) 5.00% and (ii) the LCD Index Yield (expressed as a percentage, with each basis point equaling to 0.01%) plus 0.50%.	Greater of (i) 4.00% and (ii) the LCD Index Yield (expressed as a percentage, with each basis point equaling to 0.01%) less 0.50%.	0.75%	01.50%	0.75%

Except as set forth in the second sentence of this paragraph, on the Closing Date the Applicable Percentage shall be determined by reference to the then applicable Pricing Level determined by reference to the Borrower’s Debt Rating on such date. On the initial Borrowing Date, the Applicable Percentage for Eurodollar Loans and the Applicable Percentage for Base Rate Loans shall be determined hereunder by reference to both the then applicable Pricing Level determined by reference to the Borrower’s Debt Rating on such date, and within any such Pricing Level to the greater of the rate set forth under clause (i) or the rate set forth under clause (ii), each as set forth under the applicable columns in the table above, as calculated on such initial Borrowing Date by the Administrative Agent (whose determination shall be conclusive and binding on the Borrower and the Lenders absent manifest error); provided that, (A) if on such initial Borrowing Date the applicable Pricing Level is Pricing Level I, then the Applicable Percentage for Pricing Level I for the term of this Agreement shall be the greater of the rate determined pursuant to clause (i) or clause (ii), each as set forth under the applicable columns in the table above, as determined on the initial Borrowing Date, and the Applicable Percentage for Pricing Level II for the term of this Agreement shall be determined on each Calculation Date by adding 1.00% to such greater rate without recalculating the greater of clause (i) or clause (ii) or (B) if on the such initial Borrowing Date the applicable Pricing Level is Pricing Level II, then the Applicable Percentage for Pricing Level II for the term of this Agreement shall be the greater of the rate determined pursuant to clause (i) or clause (ii), each as set forth under the applicable columns in the table above, as determined on the initial Borrowing Date, and the Applicable Percentage for Pricing Level I for the term of this Agreement shall be determined on each Calculation Date by subtracting 1.00% from such greater rate without recalculating the greater of clause (i) or clause (ii). The Applicable Percentage shall be adjusted on the date (each a “Calculation Date”) one Business Day after the date on which the Borrower’s Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above, but in no event shall any determination of the Applicable Percentage on any Calculation Date require any new calculation to determine whether clause (i) or clause (ii) under the applicable columns for Eurodollar Loans and Base Rate Loans would result in a higher rate. If the Borrower does not have a Debt Rating from either S&P or Moody’s, then, with respect to the Debt Rating, Pricing Level II shall apply. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Eurodollar Loans and Base Rate Loans as well as any new Eurodollar Loans or Base Rate Loans made. The applicable Pricing Level for Applicable Percentage, as of the Closing Date, is Pricing Level I.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender. (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Wachovia Capital Markets, LLC, in their capacity as joint lead arrangers and joint bookrunners for the Facility, together with their respective Affiliates in such capacity.

“Asset Sale Prepayment Event” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of Property with, any Person (other than Borrower) (including any sale or issuance of any Capital Stock of any Subsidiary of the Borrower) (any such event, a “Disposition”), in one transaction or a series of related transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses or Properties of any kind, whether now owned or hereafter acquired, other than (i) inventory Disposed of in the ordinary course of business (excluding any such Dispositions by operations or divisions discontinued or to be discontinued), and (ii) Dispositions in one transaction or a series of related transactions that yield Net Cash Proceeds to the Borrower and its Subsidiaries of less than $25,000,000.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).
“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.
“Availability Period” means the period commencing on the Closing Date until the date that is 45 days prior to the Maturity Date (or such earlier date if the Commitments have been terminated prior to such date as provided herein).
“Available Commitments” means, as to any Lender at any time, an amount equal to the excess, if any, of (i) such Lender’s Commitment then in effect (taking into account any reductions pursuant to Section 2.1(d) and 3.3(b)) over (ii) the aggregate principal amount of Loans made by such Lender to the Borrower pursuant to Section 2.1.
“Average Life Amount” means the quotient obtained by dividing (i) the Discount to Par by (ii) 4.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b)  the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”). The Prime Rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Borrower” means Public Service Company of New Mexico, a New Mexico corporation, together with its successors and permitted assigns.
“Borrower Materials” has the meaning set forth in Section 11.1(c).

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders, the Agents or the Agent-Related Parties, whenever arising, under this Agreement, the Notes or any of the other Credit Documents.
“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.
“Borrowing Date” means any Business Day specified by the Borrower, or in the case of a Mandatory Borrowing, any Arranger, as a date on which the Borrower, or such Arranger, as the case may be, requests the Lenders to make Loans hereunder.
“Businesses” has the meaning set forth in Section 6.17.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans such day is also a day on which dealings are conducted by and between banks in the London interbank market.
“Calculation Date” has the meaning set forth in the definition of Applicable Percentage in this Section 1.1.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Change of Control” means the failure of PNM Resources, Inc., a New Mexico corporation, to own and control 100% of the Voting Stock of the Borrower.
“Claims” has the meaning set forth in the definition of Environmental Claims in this Section 1.1.
“Closing Date” means the date of this Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.6.
“Co-Syndication Agents” means Morgan Stanley Senior Funding, Inc. and Wachovia Bank, National Association, each in its capacity as co-syndication agents for the Facility, together with their respective Affiliates in such capacity.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.
“Commitment Letter” means that certain commitment letter, dated as of April 27, 2008, among the Borrower, Merrill Lynch Bank USA, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC, as the same shall be amended, modified, supplemented or restated from time to time.
“Committed Amount” means $300,000,000.
“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).
“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.
“Consolidated Capitalization” means the sum of (a) all of the shareholders’ equity or net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness.
“Consolidated Indebtedness” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to all Indebtedness of the Borrower and its Subsidiaries as of such date.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).
“Credit Documents” means this Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, the Fee Letter, any security agreement, mortgage, deed of trust or other security document or intercreditor agreement entered into or executed by the Borrower or any of its Subsidiaries in connection with their obligations under Section 7.13, and any other document, agreement or instrument entered into or executed in connection with the foregoing.
“Debt Incurrence Prepayment Event” means any incurrence or issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (including pursuant to Section 7.12), other than (i) borrowings under the Existing Credit Agreement, (ii) issuances of letters of credit under the Letter of Credit Facility (or drawings under the letters of credit issued thereunder) and (iii) issuances or incurrences of Indebtedness, in one or in a series of related issuances or incurrences in a principal amount of less than $25,000,000.
“Debt Rating” means the long term unsecured senior non-credit enhanced debt rating of the Borrower by each of S&P and Moody’s.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).
“Defaulting Lender” means, at any time, any Lender that, (a) has failed to make a Loan or purchase or fund a Participation Interest (but only for so long as such Loan is not made or such Participation Interest is not purchased or funded), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Discount to Par” means the difference obtained by subtracting (i) the LCD Index Average Bid (expressed as percentage of par) from (ii) 1.
“Disposition” has the meaning set forth in the definition of Asset Sale Prepayment Event in this Section 1.1. The terms “Dispose” and “Disposed of” shall have correlating meanings.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“Equity Issuance Prepayment Event” means the issuance of any Capital Stock by the Borrower or any of its Subsidiaries in any public offering (other than a public offering pursuant to a registration statement on Form S-8) or in any private placement, and including, in any event any capital contribution or other investment in, the Borrower by any Person, including the Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan; (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan; (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (e) the failure by Borrower, any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, or the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days; (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan; (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate; (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections or (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (k) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; or (l) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the greater of (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) 3.00% per annum; provided that if on the initial Borrowing Date the Applicable Percentage for Eurodollar Loans is determined by reference to the rate set forth in clause (ii) under the applicable column in the table set forth in the definition of “Applicable Percentage”, then the “Eurodollar Rate” shall always be determined by reference to the rate per annum referred to in clause (i) above. If such rate referred to in clause (i) above is not available at such time for any reason, then the “Eurodollar Rate” referred to in clause (i) above for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Event of Default” has the meaning set forth in Section 9.1.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2005, among the Borrower, the lenders party thereto, Wachovia Bank, National Association, as administrative agent, Union Bank of California, N.A., as syndication agent, and Bank of America, N.A., Citibank, N.A. and JPMorgan Chase Bank, N.A., as co-documentation agents, as the same may have been previously amended, modified or supplemented prior to the Closing Date.
“Facility” means the credit facility constituting the Loans and the Commitments hereunder.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated as of April 27, 2008, among the Borrower, Merrill Lynch Bank USA, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC, as the same shall be amended, modified, supplemented or restated from time to time.
“Financial Officer” means the chief financial officer, vice president-finance, principal accounting officer or treasurer of the Borrower.
“First Mortgage Bonds” means those first mortgage bonds issued pursuant to the FMB Indenture.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“Fiscal Year” means the calendar year ending December 31.
“FMB Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of June 1, 1947, between the Borrower and The Bank of New York (formerly Irving Trust Company), as trustee thereunder, as supplemented and amended.
“Foreign Lender” has the meaning set forth in Section 3.13(f).
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Fees” has the meaning set forth in Section 3.4(b).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.
“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Granting Lender” has the meaning specified in Section 11.3(h).
“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all obligations, contingent or otherwise, under the Material Leases and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).
“Indemnitees” has the meaning set forth in Section 11.5(b).
“Insured Series First Mortgage Bonds” means First Mortgage Bonds in the aggregate principal amount of $65,000,000 pledged by the Borrower to secure guarantees of $65,000,000 principal amount of pollution control revenue bonds issued by the City of Farmington, New Mexico, for the benefit of the Borrower, which pollution control revenue bonds are also supported by a municipal bond insurance policy issued by AMBAC Indemnity Corporation.
“Information” has the meaning set forth in Section 11.15.
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCD” has the meaning set forth in the definition of LCD Flow Name Index in this Section 1.1.
“LCD Flow Name Index” means the index of fifteen institutional borrower names published on a twice-weekly basis by the Leveraged Commentary & Data division of S&P (“LCD”) in the “LCD News” section of its website www.lcdcomps.com. Schedule 1.1(b) sets forth the fifteen institutional borrower names comprising such index as to the Closing Date; it being understood that the LCD may add or subtract names from such index from time to time and the LCD Flow Name Index shall be determined by reference to the institutional borrower names comprising such index on or immediately prior to the initial Borrowing Date.
“LCD Index Average Bid” means the average of all of the latest opening bid price data related to the term loans of each of the institutional borrower names comprising the LCD Flow Name Index and provided by the Markit Group Limited or one of its affiliates (“Markit”) to the LCD on or immediately prior to the initial Borrowing Date; provided that, if Markit ceases to exist and/or fails to provide any or all of such opening bid price data to the LCD for any or all of the institutional borrower names comprising the LCD Flow Name Index, the LCD Index Average Bid shall be determined by the Administrative Agent based on the latest average bid price obtained by the Administrative Agent from the Arrangers on or immediately prior to the initial Borrowing Date for any or all of the term loans that are not provided by Markit to the LCD (any such determination by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders absent manifest error).
“LCD Index Average Coupon” means the average of all of the latest interest rate margins related to the term loans of each of the institutional borrower names comprising the LCD Flow Name Index on or immediately prior to the initial Borrowing Date.
“LCD Index Yield” means the sum, expressed in basis points and rounded to the nearest whole basis point (with one basis point being equal to 0.01%), of (i) the quotient obtained by dividing (x) the LCD Index Average Coupon by (y) the LCD Index Average Bid (expressed as percentage of par) and (ii) the product obtained by multiplying (A) the quotient obtained by dividing (x) the Average Life Amount by (y) the LCD Index Average Bid (expressed as percentage of par) by (B) 100.
“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Facility” means the $100,000,000 letter of credit facility of the Borrower available pursuant to that certain Reimbursement Agreement, to be executed on or about May 5, 2008, among the Borrower, the lenders identified therein, and Deutsche Bank AG New York Branch, as administrative agent thereunder.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loans” or “Loans” has the meaning set forth in Section 2.1(a).
“Lordsburg Facility” means the 72 megawatt gas fired combustion turbine generator in Lordsburg, New Mexico.
“Luna Facility” means the combined cycle power generation facility located near Deming, New Mexico, 33.3% of which is owned by the Borrower.
“Mandatory Borrowing” has the meaning set forth in Section 2.1(f).
“Mandatory Prepayment Date” has the meaning set forth in Section 3.3(b).
“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Markit” has the meaning provided in the definition of LCD Index Average Bid in this Section 1.1.
“Material Adverse Change” has the meaning set forth in the Commitment Letter.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (c) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.
“Material Lease” means any lease to the Borrower of its leasehold interests in (i) Unit 1 or Unit 2, and related common facilities, of the Palo Verde Nuclear Generating Station or (ii) the electric transmission line, and related facilities, known as the Eastern Interconnection Project, including, without limitation, any lease set forth on Schedule 6.18 hereto.
“Maturity Date” means the earlier of (i) April 30, 2009 and (ii) 45 days prior to such date if no Borrowing has been made hereunder pursuant to Section 2.1(a).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Multiple Employer Plan” means a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.
“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of Cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale Prepayment Event or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any Debt Incurrence Prepayment Event the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts, commissions and other customary fees and expenses actually incurred in connection therewith, and (c) in connection with any Equity Issuance Prepayment Event, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender” has the meaning set forth in Section 11.21.
“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).
“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.1(b).
“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.2.
“Other Taxes” has the meaning set forth in Section 3.13(b).
“Parent” has the meaning set forth in Section 11.18(a).

“Participant” has the meaning set forth in Section 11.3(d).
“Participation Interest” means the purchase by a Lender of a participation in any Loan as provided in Section 3.8.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
“Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and with respect to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
“PSNM Accounts Receivable Securitization” means the electric and gas accounts receivable securitization program that was approved by the New Mexico Public Regulation Commission in Case 3838 and was executed by the Borrower and Bank of America, N.A. (successor by merger to Fleet National Bank), or an Affiliate thereof, on April 8, 2003, and any amendments, replacements or extensions thereof (so long as such amendments, replacements or extensions are not materially less favorable to the Borrower and its Subsidiaries).
“Platform” has the meaning set forth in Section 11.1(c).
“Prepayment Amount” has the meaning set forth in Section 3.3(b).
“Prepayment Option Notice” has the meaning set forth in Section 3.3(b).
“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.
“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Register” has the meaning set forth in Section 11.3(c).
“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.
“Required Lenders” means the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Loans then outstanding and (ii) the aggregate Available Commitments of all Lenders then in effect.
“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
“Responsible Officer” means the president, the chief executive officer, the co-chief executive officer, the chief financial officer, any executive officer, vice president-finance, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement and the other Credit Documents.
“Sale of the Gas Assets” means the sale of the Borrower’s natural gas transmission and distribution systems to New Mexico Gas Company, Inc. pursuant to the terms of that certain Asset Purchase Agreement, dated as of January 12, 2008, by and among the Borrower, Continental Energy Systems LLC and New Mexico Gas Company, Inc.
“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. and its successors.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan or Multiple Employer Plan.
“Special Debt Incurrence Prepayment Event” has the meaning set forth in Section 3.3(b).

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.
“SPC” has the meaning set forth in Section 11.3(h).
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.
“Taxes” has the meaning set forth in Section 3.13(a).
“Total Assets” means all assets of the Borrower as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).
“Withdrawal Liability” means liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Plan, as such terms are defined in Title IV of ERISA.
1.2 Computation of Time Periods and Other Definitional Provisions.
For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

1.3 Accounting Terms/Calculation of Financial Covenants.
Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower. In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Section 7.2, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.
1.4 Time.
All references to time herein shall be references to Central Standard Time or Central Daylight Time, as the case may be, unless specified otherwise.
1.5 Rounding of Financial Covenants.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6 References to Agreements and Requirement of Laws.
Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2
FACILITY
2.1 Loans.
(a) Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each a “Loan” and, collectively, the “Loans”) in Dollars to the Borrower, at any time and from time to time during the Availability Period, but in any event, except with respect to Mandatory Borrowings, on no more than two occasions, in an amount not to exceed the amount of the Available Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1(b) and 2.2. To the extent that, on the last day of the Availability Period, there remains any Available Commitments, all Commitments shall terminate on such date and the Lenders shall no longer be obligated to make Loans to the Borrower thereafter. Loans that are repaid or prepaid may not be reborrowed.
(b) Method of Borrowing for Loans. Other than with respect to Mandatory Borrowings, by no later than 11:00 a.m. (i) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (ii) three Business Days prior to the date of the requested Borrowing of Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the Borrowing Date, (C) the Type of Loan, (D) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (E) certification that the Borrower has complied in all respects with Section 5. If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan.
(c) Funding of Loans. Upon receipt of a Notice of Borrowing (or in the case of any Mandatory Borrowing, receipt of written notice from the Arrangers), the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its pro rata share of the requested Borrowing available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5 (except with respect to any Mandatory Borrowing), the amount of the requested Borrowing will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(d) Voluntary Reductions of Commitments. Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the Commitments of the Lenders at any time or from time to time; provided that each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount.
(e) Notes. At the request of any Lender, the Loans made by such Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit 2.1(e).

(f) Mandatory Borrowings. At any time on or after the occurrence of either (i) any downgrade of the Debt Ratings of the Borrower by S&P to a Debt Rating below the Debt Rating of the Borrower on the Closing Date or (ii) a downgrade of the Debt Rating of the Borrower by Moody’s below Baa3, any Arranger may require that the Borrower make a Borrowing of Loans hereunder (any such borrowing, a “Mandatory Borrowing”) by such Arranger providing written notice to the Administrative Agent and the Borrower by no later than 11:00 a.m. on the date of the requested Mandatory Borrowing, which notice shall set forth the amount of the Borrowing and the Borrowing Date. Mandatory Borrowings shall be made in accordance with Section 2.1(c) and notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (B) the failure of any conditions specified in Section 5.1 to have been satisfied or (C) the existence of a Default or an Event of Default. All Loans made pursuant to any Mandatory Borrowing shall initially be Base Rate Loans, however, thereafter all or any portion of such Loans may be converted to Eurodollar Loans in accordance with the terms of Section 2.2.
2.2 Continuations and Conversions.
Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.2, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.3 Minimum Amounts.
Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) except with respect to Mandatory Borrowings, each Base Rate Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than three Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.3, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.

2.4 Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 3
GENERAL PROVISIONS APPLICABLE
TO LOANS
3.1 Interest.
(a) Interest Rate. Subject to Section 3.1(b), (i) all Base Rate Loans shall accrue interest at a rate per annum equal to the Base Rate plus the Applicable Percentage and (ii) all Eurodollar Loans shall accrue interest at a rate per annum equal to the Eurodollar Rate plus the Applicable Percentage.
(b) Default Rate of Interest.
(i) After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including, without limitation, fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(ii) After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents (including, without limitation, fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Payments Generally.
(a) No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b) Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c) Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d) Several Obligations. The obligations of the Lenders hereunder to make Loans and to fund or purchase Participation Interests are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund or purchase its Participation Interest.
(e) Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
3.3 Prepayments.
(a) Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3(a) shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and (iii) each such partial prepayment shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 or, if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate. Amounts prepaid pursuant to this Section 3.3(a) may not be reborrowed.
(b) Mandatory Prepayments.
(i) If on any date the Borrower or any of its Subsidiaries shall receive any Net Cash Proceeds from any Asset Sale Prepayment Event or Equity Issuance Prepayment Event, then an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans and the reduction of the Commitments as set forth in Section 3.3(b)(iii). If on any date the Borrower or any of its Subsidiaries shall receive any Net Cash Proceeds from any Debt Incurrence Prepayment Event, then within 5 Business Days after receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans and/or reduce the amount of the Commitments in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 3.3(b)(iii); provided, however, that with respect to the first $350,000,000 of Indebtedness issued or incurred by the Borrower or any of its Subsidiaries after the Closing Date (the “Special Debt Incurrence Prepayment Event”), the Borrower shall only be required to prepay the Loans and/or reduce the Commitments in an amount equal to 43% of such Net Cash Proceeds as set forth in Section 3.3(b)(iii).

(ii) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 3.3(b) shall be applied, first, to the prepayment of the Loans in accordance with Section 3.7 and, second, to reduce permanently the Commitments. The application of any prepayment pursuant to this Section 3.3(b) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 3.3(b) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(iii) Notwithstanding anything to the contrary in Section 3.3(b)(iii) or in Section 3.7, with respect to the amount of Net Cash Proceeds received in connection with any Special Debt Incurrence Prepayment Event (the “Prepayment Amount”), the Borrower will, in lieu of applying such amount to the prepayment of the Loans and the reduction of Commitments as provided in clause (ii) above, on the date specified in Section 3.3(b)(i) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit 3.3(b)(iii), and shall include an offer by the Borrower to prepay and/or reduce on the date (each a “Mandatory Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Loans and/or relevant Commitments of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loans and Commitments. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Loans and/or to reduce that portion of the outstanding relevant Commitments in respect of which such Lenders have accepted prepayment as described above and the Borrower shall be entitled to retain the remaining portion of the Prepayment Amount not accepted by the relevant Lenders.
(iv) All prepayments pursuant to this Section 3.3(b) shall be subject to Section 3.14.
3.4 Fees.
(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to and including the last day of the Availability Period, computed at the Applicable Percentage for commitment fees determined from day to day on the average daily amount of the Available Commitment of such Lender at the end of each day during the period for which payment is made, payable in arrears on the last Business Day of each Fiscal Quarter and the first Business Day following the end of the Availability Period (or, if earlier, the date on which all of the Commitments shall have been reduced to zero), commencing on the first of such dates to occur after the Closing Date.

(b) Funding Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a funding fee (the “Funding Fees”) equal to the product of (i) the aggregate principal amount of Loans borrowed by the Borrower on each Borrowing Date from such Lender multiplied by (ii) the Applicable Percentage for Funding Fees on such Borrowing Date. The Funding Fees shall be due and payable on each Borrowing Date.
(c) Duration Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender a duration fee equal to the product of (i) the sum of (x) the Available Commitment of such Lender and (y) the aggregate outstanding principal amount of Loans held by such Lender, in each case on December 31, 2008 multiplied by (ii) the Applicable Percentage for duration fees on December 31, 2008. The durations fees shall be due and payable on December 31, 2008
(d) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee as agreed to between the Borrower and the Administrative Agent in the Fee Letter.
3.5 Payment in full at Maturity.
On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.
3.6 Computations of Interest and Fees.
(a) Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable Law.

If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.
3.7 Pro Rata Treatment.
Except to the extent otherwise provided herein, including Section 3.3(b)(iii), each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees paid to the Administrative Agent), each conversion or continuation of any Loan and each reduction in the Commitments, shall be allocated pro rata among the relevant Lenders in accordance with their pro rata share according to the respective sum of (i) the outstanding principal amounts of the Loans then held by the Lenders and (ii) the aggregate Available Commitments then held by the Lenders; provided that, if any Lender shall have failed to pay its pro rata share of any Loan or fund or purchase its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan or such Participation Interest not funded or purchased by such Lender has been repaid. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter at a rate per annum equal to the Base Rate.

3.8 Sharing of Payments.
The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their pro rata shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.
3.9 Capital Adequacy.
If any Lender determines that the introduction after the Closing Date of any Law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.10 Eurodollar Provisions.
If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.
3.11 Illegality.
If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.
3.12 Requirements of Law; Reserves on Eurodollar Loans.
(a) Changes in Law. If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern) and (ii) reserve requirements contemplated by subsection (b) below), then from time to time, upon demand of such Lender (through the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

(b) Reserves. The Borrower shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
3.13 Taxes.
(a) Payment of Taxes. Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender, if applicable) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b) Additional Taxes. In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) No Deduction for Taxes. If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.
(d) Indemnification. The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent and such Lender, and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.
(e) Exemption from Taxes. In the case of any payment hereunder or under any other Credit Document by or on behalf of the Borrower through an account or branch outside the United States, or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.
(f) Foreign Lenders. Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Borrower pursuant to this Agreement), as appropriate, or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Agreement, the assignor Lender was entitled to payments under Section 3.13(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee Lender on such date. If such Lender fails to deliver the above forms or other evidence, then the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(f), and costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent. For any period with respect to which a Lender has failed to provide the Borrower with the above forms or other evidence (other than if such failure is due to a change in the applicable Law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes. The obligation of the Lenders under this Section 3.13(f) shall survive the payment of all Borrower Obligations and the resignation or replacement of the Administrative Agent.
(g) Reimbursement. In the event that an additional payment is made under Section 3.13(a) or (c) for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

3.14 Compensation.
Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.
The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
3.15 Determination and Survival of Provisions.
All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Agreement and the payment of all Borrower Obligations.

SECTION 4
CONDITIONS PRECEDENT TO CLOSING
4.1 Closing Conditions.
The obligation of the Lenders to enter into this Agreement and make the initial Loans is subject to satisfaction of the following conditions:
(a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement, (ii) the Notes, and (iii) all other Credit Documents, each in form and substance reasonably acceptable to the Arrangers and the Lenders in their sole discretion.
(b) Authority Documents. Receipt by the Administrative Agent of the following:
(i) Organizational Documents. Copies of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(ii) Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Agreement and the other Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.
(iii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.
(iv) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(c) Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel from outside counsel to the Borrower, in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.
(d) Material Adverse Change. Since December 31, 2007, there shall not have occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Change.

(e) Information and Projections. The “Information” and the “Projections” (each as defined in the Commitment Letter), taken as a whole, provided to the Arrangers prior to April 27, 2008 shall not be misleading or incorrect in any material respect and the Arrangers shall not have become aware of or have discovered new information or developments (by means of continuing review or otherwise) concerning conditions or events previously disclosed to them that is inconsistent in any material adverse respect with the “Information” or “Projections” provided to them prior to such date.
(f) Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as represented to date.
(g) Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Agreement and the Credit Documents and the transactions contemplated herein and therein have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents.
(h) Officer’s Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (D) since December 31, 2007, there shall not have occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Change, (E) the Borrower shall have not syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of any debt facility or debt security of the Borrower, including renewals thereof, other than the Facility, the proposed offering of $350,000,000 of long-term debt securities by the Borrower and the proposed execution and delivery of the Letter of Credit Facility by the Borrower, (F) the “Information” and the “Projections” (each as defined in the Commitment Letter), taken as a whole, provided to the Arrangers prior to April 27, 2008 shall not be misleading or incorrect in any material respect and the Arrangers shall have not have become aware of or have discovered new information or developments (by means of continuing review or otherwise) concerning conditions or events previously disclosed to them that is inconsistent in any material adverse respect with the “Information” or “Projections” provided to them prior to such date, (G) the Borrower is in compliance with each of the financial covenants set forth in Section 7.2, as of March 31, 2008, as demonstrated in Covenant Compliance Worksheet attached to such certificate, (H) the Borrower is in compliance with Section 7.7, and (I) the Borrower has obtained prior to the Closing Date all applicable regulatory approvals to issue and sell an additional $200,000,000 of debt securities.

(i) Syndication. The Borrower shall have not syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of any debt facility or debt security of the Borrower, including renewals thereof, other than the Facility, the proposed offering of $350,000,000 of long-term debt securities by the Borrower and the proposed execution and delivery of the Letter of Credit Facility by the Borrower.
(j) Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Commitment Letter and the Fee Letter.
(k) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.
SECTION 5
CONDITIONS TO ALL EXTENSIONS OF CREDIT
5.1 Funding Requirements.
In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans, other than pursuant to a Mandatory Borrowing, unless:
(a) Notice. The Borrower shall have delivered a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1.
(b) Representations and Warranties. The representations and warranties made by the Borrower in any Credit Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Agreement) are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.
(c) No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Borrowing.
(d) Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before such Borrowing Date, including, without limitation, all Funding Fees. The Borrower shall have paid all fees and expenses owed by the Borrower pursuant to this Agreement.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above. The provisions of this Section 5.1 shall not apply to Mandatory Borrowings.
SECTION 6
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
6.1 Organization and Good Standing.
Each of the Borrower and its Subsidiaries (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
6.2 Due Authorization.
The Borrower (a) has the requisite power and authority to execute, deliver and perform this Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Agreement and the other Credit Documents.
6.3 No Conflicts.
Neither the execution and delivery of this Agreement and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

6.4 Consents.
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents that has not been obtained or completed.
6.5 Enforceable Obligations.
This Agreement and the other Credit Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6 Financial Condition.
The financial statements delivered to the Lenders pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower’s financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.
6.7 No Material Adverse Effect.
(a) Since December 31, 2007, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b) Since December 31, 2007, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Agreement and communicated to the Lenders.
6.8 No Default.
Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.
6.9 Litigation.
There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

6.10 Taxes.
Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.
6.11 Compliance with Law.
Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
6.12 ERISA.
Except as would not, individually or in the aggregate, result or reasonably be expected to result in a Material Adverse Effect:
(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) no failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or section 302 of ERISA) applicable to such Plan, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) no Plan has been determined to be in “at risk” status; and (v) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
(b) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.
(c) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any Withdrawal Liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA) or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, terminated or in endangered or critical status.

(d) No Prohibited Transaction or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.
(f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
6.13 Use of Proceeds; Margin Stock.
The proceeds of the Loans will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used for the purpose of (a) (i) purchasing or carrying any Margin Stock or (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
6.14 Government Regulation.
(a) The Borrower is not a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”). The issuance of the Notes by the Borrower and the Borrowings of the Loans contemplated by this Agreement are not subject to regulation under PUHCA or subject to regulation by the SEC.
(b) The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.15 Solvency.
The Borrower is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.
6.16 Disclosure.
Neither this Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.
6.17 Environmental Matters.
Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the Properties of the Borrower and its Subsidiaries and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.
6.18 Material Leases.
Set forth on Schedule 6.18 hereto is a complete and accurate list of the Material Leases on the date hereof, showing the expiration date and annual rental cost thereof. The Borrower is entitled to exercise all of the rights of lessee purported to be granted to the Borrower under each such Material Lease.
6.19 Material Lease Interest Payments and Discount Rate.
Schedule 6.19 hereto, as most recently provided to the Administrative Agent, sets forth the same (a) amounts with respect to the interest portion of payments under the Material Leases and (b) discount rate used to calculate the net present value of all amounts payable under the Material Leases as have been most recently provided (or that the Borrower intends to provide shortly) to Moody’s and S&P or as have otherwise been agreed to by the Required Lenders.

SECTION 7
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all Borrower Obligations:
7.1 Information Covenants.
The Borrower will furnish, or cause to be furnished, to the Lenders:
(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.
(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter (other than the fourth Fiscal Quarter) (or, in the case of financial statements for the Fiscal Quarter ended March 31, 2008, as soon as available, and in any event within 45 days after the close of such Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year-to-date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.
(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenants set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d) Reports. Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.

(e) Credit Facilities. Notice of the execution and delivery of any new credit facility and of any amendment, supplement, restatement or other modification to any such credit facility, the Existing Credit Agreement or the Letter of Credit Facility and related credit documents to any thereof, promptly upon the execution and delivery of any thereof and copies of the material documents and instruments entered into in connection with any such facility and with any such amendment, supplement, restatement or other modification.
(f) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate, (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect or (D) any amendment or change to the Existing Credit Agreement or the Letter of Credit Facility or the entering into of any new credit agreement.
(g) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event or the occurrence of any ERISA Event; (ii) with respect to any Multiemployer Plan or Multiple Employer Plan, the receipt of notice as prescribed in ERISA or otherwise of any Withdrawal Liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization, insolvent or in endangered or critical status (each as within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan or Multiemployer Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto and (v) copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan, provided, that if Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(h) Debt Ratings. Prompt notice of any change in its Debt Ratings.
(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
7.2 Financial Covenant.
At all times the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization shall be less than or equal to 0.65 to 1.0. For purposes of such calculation, the portion of Consolidated Indebtedness attributable to obligations under Material Leases shall be the net present value (using (i) the discount rate (A) set forth in Schedule 6.19, so long as Schedule 6.19 specifies the same relevant discount rate as is used in calculating such net present value provided to Moody’s and S&P or (B) the discount rate used in calculating such net present value provided to Moody’s and S&P or (ii) any such other rate as shall be proposed by the Borrower (and agreed upon by the Required Lenders) of all amounts payable under the Material Leases.

7.3 Preservation of Existence and Franchises.
(a) The Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.
(b) The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.
7.4 Books and Records.
The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.5 Compliance with Law.
The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.
7.6 Payment of Taxes and Other Indebtedness.
The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.
7.7 Insurance.
The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8 Performance of Obligations.
The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.
7.9 Use of Proceeds.
The proceeds of the Loans may be used solely (a) for general corporate purposes of the Borrower (including, but not limited to, financing the repayment of certain Indebtedness of the Borrower) and (b) to pay fees and expenses required by the Credit Documents; provided, however that in no event may the Borrower use the proceeds of the Loans to make any payment of any dividend or to make any other distribution, in either case in respect of its Capital Stock.
7.10 Audits/Inspections.
Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.
7.11 Letter of Credit Facility.
The Borrower will use commercially reasonable efforts to obtain and cause to be effective no later than May 30, 2008, the Letter of Credit Facility.
7.12 Required Debt Offerings.
The Borrower will (a) at any time on or as soon as practicable after May 30, 2008, but in any event no later than June 13, 2008, if the Borrower has not issued and sold during the period from April 27, 2008 until May 30, 2008 an aggregate principal amount of long-term debt securities equal to $350,000,000, issue and sell an aggregate principal amount of long-term debt securities such that, after giving effect thereto, the aggregate amount of long-term debt securities issued is at least $350,000,000, upon such terms and conditions as may be available in the market at the time of issuance and (b) at any time on or as soon as practicable after January 15, 2009 (taking into account the then-anticipated timing of the availability of the proceeds from the Sale of the Gas Assets), if there are any Available Commitments and/or Loans remaining outstanding hereunder, issue and sell such aggregate principal amount of long-term debt securities as will generate Net Cash Proceeds in an amount sufficient to repay all such outstanding Loans and to pay all interest and other amounts due and payable under the Facility and to reduce permanently any such Available Commitments, upon such terms and conditions as may be available in the market at the time of issuance.

7.13 Security.
(a) In the event of the occurrence of any of (i) any downgrade of the Debt Rating of the Borrower by S&P to a Debt Rating below the Debt Rating of the Borrower on the Closing Date, (ii) a downgrade of the Debt Rating of the Borrower by Moody’s below Baa3 or (iii) the failure of the Borrower to issue and sell at least $350,000,000 of long-term debt securities by June 13, 2008, the Borrower shall promptly (A) take all such actions to attempt to obtain all necessary regulatory approvals and consents and (B) use all commercially reasonable efforts to procure from the lenders under the Existing Credit Agreement and under PNM Resources, Inc.’s revolving credit facility in effect on the date hereof, all consents, in each case required to allow it to grant security interests in its Property to the Administrative Agent for the benefit of the Lenders and, after receipt of such approvals and consents, the Borrower shall promptly grant a first priority perfected security interest, subject to the pari passu liens granted or to be granted as provided pursuant to Section 8.5(s), in all of its Property (other than (i) the assets being Disposed of pursuant to the Sale of the Gas Assets, (ii) the Borrower’s assets secured under the FMB Indenture, but only to the extent of Insured Series First Mortgage Bonds, (iii) the Borrower’s assets which would customarily be excluded from a conventional utility mortgage and (iv) other assets as to which the Arrangers and the Borrower reasonably determine that the cost of obtaining a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security afforded thereby) to the Administrative Agent, for the benefit of the Lenders, as security for any obligations owing under the Facility.
(b) In connection with the foregoing, the Borrower agrees, and will cause each its Subsidiaries to, (i) execute and deliver any and all further documents, financing statements, agreements and instruments, including the execution and delivery of any security agreements, mortgages, deeds of trusts or other security documents, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Arrangers or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests to be created in connection with the Section 7.13(a) and (ii) to the extent that any such Liens on any such Property are to be pari passu with the Liens granted or to be granted to any secured party, cause the holders of such secured obligations (or a representative thereof) to have entered into an intercreditor agreement acceptable to the Administrative Agent and the Arrangers, on customary terms.

SECTION 8
NEGATIVE COVENANTS
Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all Borrower Obligations:
8.1 Nature of Business.
The Borrower will not materially alter the character of its business from that conducted as of the Closing Date (it being understood that the Sale of the Gas Assets will not be deemed to materially alter the character of its business).
8.2 Consolidation and Merger.
The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.
8.3 Sale or Lease of Assets.
The Borrower will not (nor will it permit its Subsidiaries to) Dispose of any of its Property (including, without limitation, all or substantially all of its Property, whether in one transaction or a series of related transactions) except (a) sales of accounts receivable and energy services contract revenues in connection with the PSNM Accounts Receivable Securitization and other sales of accounts receivable and energy services contract revenues so long as such other sales are non-recourse to the Borrower and are otherwise on customary market terms; (b) the Sale of the Gas Assets; (c) so long as the consideration paid for any such Disposition is all in cash, the Disposition of the Luna Facility and the Disposition of the Lordsburg Facility; (d) sales of Property (excluding those permitted in clause (a) (b) and (c) hereof) for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets, as calculated as of the end of the most recent Fiscal Quarter; and (e) Dispositions, at less than fair value, of any other Property; provided that the aggregate book value of such Property shall not exceed $10,000,000 in any calendar year;. In connection with any such Disposition that constitutes an Asset Sale Prepayment Event, the Borrower shall comply with its obligations under Section 3.3(b).
8.4 Affiliate Transactions.
The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

8.5 Liens.
The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed $25,000,000 at any one time outstanding, (k) any Lien on Margin Stock, (l) Liens with respect to the Indebtedness evidenced by the FMB Indenture, but only to the extent of the Insured Series First Mortgage Bonds, and the “permitted encumbrances” under the FMB Indenture, (m) the assignment of, or Liens on, accounts receivable in connection with PSNM Accounts Receivable Securitization and the filing of related financing statements under the Uniform Commercial Code of the applicable jurisdictions, (n) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower with respect to asset sales permitted herein, (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (n), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (p) Liens on Property that is subject to a Material Lease that is classified as an operating lease as of the Closing Date but which is subsequently converted into a capital lease, (q) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (r) Liens on Property, in addition to those otherwise permitted by clauses (a) through (q) above, securing, directly or indirectly, Indebtedness or obligations arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $25,000,000 and (s) to the extent any Liens are granted on any of the Borrower’s or any of its Subsidiaries’ Property to secure the Borrower’s Obligations pursuant to the requirements of Section 7.13, pari passu Liens on such Property securing Indebtedness for borrowed money of the Borrower and letter of credit related obligations of the Borrower under any credit or loan facility or any indenture governing any debt securities in existence on the date upon which such Liens are granted, but only to the extent that such credit or loan facilities and indentures contain provisions requiring such pari passu Liens or other restrictions to the grant of Liens on the Borrower’s or its Subsidiaries’ Property.
8.6 Accounting Changes.
The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.
8.7 Negative Pledge Clause.
The Borrower will not, after the date hereof, enter into or otherwise agree to any new agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its assets, Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Credit Documents, (b) the Letter of Credit Facility and (c) any agreements governing any purchase money Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
8.8 Indebtedness.
The Borrower will not create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness for borrowed money that has a maturity date earlier than the Maturity Date of the Loans, except: (a) Indebtedness of the Borrower under the Existing Credit Agreement and (b) Indebtedness of the Borrower under any Letter of Credit Facility.

SECTION 9
EVENTS OF DEFAULT
9.1 Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a) Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.
(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.
(c) Covenants. The Borrower shall:
(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(f)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10, 7.12 and 7.13 or 8.1 through 8.8 inclusive; or
(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 10 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.
(d) Credit Documents. Any Credit Document shall fail to be in force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Administrative Agent or the Lenders the rights, powers, liens and privileges purported to be created thereby.
(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding-up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.
(i) The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.
(ii) With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or such Subsidiary shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof, or (C) such Indebtedness shall mature and remain unpaid.
(g) Judgments. Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA. The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect: (i) a failure to satisfy the minimum funding standards (within the meaning of in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan a determination is made that any Plan, is, or is expected to be in “at risk” status (within the meaning of Title IV of ERISA), or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which, in the reasonable opinion of the Required Lenders, is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which, in the reasonable opinion of the Required Lenders, is likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan or determination that such Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (iv) any Prohibited Transaction or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(i) Change of Control. There shall occur a Change of Control.
9.2 Acceleration; Remedies.
Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Agents, the Agent-Related Parties or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(c) Enforcement of Rights. To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Agents, the Agent-Related Parties and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.3 Allocation of Payments After Event of Default.
Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Agents or any of the Lenders in connection with enforcing the rights of the Agents and the Lenders under the Credit Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;
SECOND, to payment of any fees owed to the Agents or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;
THIRD, to the payment of all accrued interest payable to the Lenders hereunder, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;
FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;
FIFTH, to all other Borrower Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “FIFTH” payable to them; and
SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

SECTION 10
AGENCY PROVISIONS
10.1 Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Merrill Lynch Capital Corporation to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
10.2 Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3 Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5 Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Agent-Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.7 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.
Except as specifically set forth in this Agreement, none of the Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.9 Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the Agent-Related Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the Agent-Related Parties and their respective agents and counsel and all other amounts due the Lenders, the Agents and the Agent-Related Parties under Sections 3.4 and 11.5) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11
MISCELLANEOUS
11.1 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Borrower Materials/The Platform. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, each Lender and the Agent-Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set-Off.
In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
11.3 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.
(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A) the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund with respect to a Lender or, if a Default or an Event of Default has occurred and is continuing, any other Person; and
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund with respect to any Lender.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; and
(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.11, 3.12, 3.13, 3.14 and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.11, 3.12, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender; provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.9, 3.11, 3.12, 3.13 or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.9, 3.11, 3.12, 3.13 and 3.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
11.4 No Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Attorney Costs, Expenses, Taxes and Indemnification by Borrower.
(a) The Borrower agrees (i) to pay or reimburse the Agents and the Arrangers for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Agents, the Arrangers and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Agents and the Arrangers and the cost of independent public accountants and other outside experts retained by the Agents, the Arrangers or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Agents and the Arrangers), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.
(b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent, each Agent-Related Party, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower,

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by Office of Foreign Assets Control (the “OFAC”) against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by any Indemnitee as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Agent-Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Agent-Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Agent-Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).
All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.
11.6 Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a) waive any condition set forth in Section 4.1 or Section 5.1 without the written consent of each Lender;
(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.1(a), Section 3.3(b) or Section 9.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document for any payment (including mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;
(d) amend, waive, modify or otherwise consent to any change of any of the terms of Section 3.3(b) or Section 7.12 without the written consent of each Lender;
(e) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;
(f) change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
and, provided further, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (ii) Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) without the written consent of the Lenders or the Borrower to effect any change associated with the effects of Section 11.7.

11.7 Most Favored Nation.
The Borrower agrees that, to the extent that either the Existing Credit Agreement or the Letter of Credit Facility is amended, modified, supplemented, restated, amended and restated or replaced, or any new credit facility is entered into by the Borrower or one of its Subsidiaries after the date hereof that imposes upon the Borrower any material agreement, covenant, default or other condition that is more restrictive than any of the agreements, covenants, defaults or conditions set forth in this Agreement, then such new more restrictive agreements, covenants, defaults or other conditions shall be deemed to be incorporated herein by reference for the benefit of the Lenders, and shall continue in effect for purposes of this Agreement regardless of any termination or any amendment or waiver of, or any consent to any deviation from, or any modification of, the Existing Credit Agreement, the Letter of Credit Facility or such new credit facility, as the case may be. The Borrower and the Administrative Agent agree (without any requirement to receive any consent from the Lenders), no later than thirty days following any such imposition, to amend the provisions of this Agreement to reflect such new more restrictive agreements, covenants, defaults or other conditions.
11.8 Counterparts.
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
11.9 Headings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
11.10 Survival of Indemnification and Representations and Warranties.
(a) Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the making of any Loans and the repayment of the Loans and other Borrower Obligations and the termination of the Commitments hereunder.
(b) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.
11.11 Governing Law; Venue; Service.
(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.

(b) The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.
11.12 Waiver of Jury Trial; Waiver of Consequential Damages.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Agreement agrees not to assert any claim against any other party hereto, any Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents.
11.13 Severability.
If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
11.14 Further Assurances.
The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Agreement and the other Credit Documents.
11.15 Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.16 Entirety.
This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
11.17 Binding Effect; Continuing Agreement.
(a) This Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and each Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.
(b) This Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.18 Regulatory Statement.
Pursuant to the terms of an order issued by the New Mexico Public Regulation Commission, the Borrower is required to include the following separateness covenants in any debt instrument:
(a) The Borrower and its corporate parent, PNM Resources, Inc. (“Parent”) are being operated as separate corporate and legal entities. In agreeing to make loans to Parent, Parent’s lenders are relying solely on the creditworthiness of Parent based on the assets owned by Parent, and the repayment of the loan will be made solely from the assets of Parent and not from any assets of the Borrower; and the Parent’s lenders will not take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of the Borrower.
(b) Notwithstanding any of the foregoing set forth in this Section 11.18, the Borrower and the Lenders hereby acknowledge and agree that (i) this Agreement and the Notes evidence Indebtedness of the Borrower and not of the Parent, (ii) the Lenders are not, and shall not at any time be deemed to be, “Parent’s lenders” under this Agreement and the Notes, (iii) as set forth in this Agreement and the Notes, the Borrower is responsible for the repayment of all amounts outstanding hereunder, (iv) the Lenders reserve all rights to pursue any and all remedies available at law and otherwise (including, without limitation, in bankruptcy) should the Borrower breach any of the its obligations under this Agreement and/or the Notes.
11.19 USA Patriot Act Notice.
Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
11.20 Acknowledgment.
Section 7 and Section 8 of this Agreement contain affirmative and negative covenants applicable to the Borrower. Each of the parties to this Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

11.21 Replacement of Lenders.
If (a) any Lender requests compensation under Section 3.12, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, or (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6, but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable Laws; and
(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PUBLIC SERVICE COMPANY OF NEW MEXICO, as Borrower

By:	/s/ Terry R. Horn Name: Terry R. Horn
Title: Vice President and Treasurer

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By:	Arminee Bowler

Name: Arminee Bowler
Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent, Arranger and Lender

By:	/s/ Peter Zippelius

Name: Peter Zippelius
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and Lender

By:	/s/ Frederick W. Price

Name: Frederick W. Price
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Arranger

By:	/s/ Karl F. Schlopy

Name: Karl F. Schlopy
Title: Managing Director

MERRILL LYNCH BANK USA, as Lender

By:	/s/ Louis Alder

Name: Louis Alder
Title: First Vice President

WACHOVIA CAPITAL MARKETS LLC, as Arranger

By:	/s/ Andrew J. Gamble

Name: Andrew J. Gamble
Title: Managing Director

2

Schedule 1.1(a)
Commitments

Lender	Commitment
Merrill Lynch Bank USA	$100,000,000
Morgan Stanley Senior Funding, Inc.	$100,000,000
Wachovia Bank, National Association	$100,000,000

Total	$300,000,000

SCHEDULE 6.18
MATERIAL LEASES

	Description	Expiration	Annual Rent

	Palo Verde Unit 1

1.1	Facility Lease dated as of December 16, 1985, between Public Service Company of New Mexico (“PNM”) and U. S. Bank National Association (successor in interest to State Street Bank and Trust Company, as successor to The First National Bank of Boston) (“U. S. Bank”), as Owner Trustee under a Trust Agreement dated as of December 16, 1985, with MFS Leasing Corp. (“MFS”), as Owner Participant, as amended.	1/15/2015	$5,580,122.54

1.2	Facility Lease dated as of December 16, 1985, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 16, 1985, with Daimler Chrysler Capital Services (debis) LLC, a Delaware limited liability company (as successor to Daimler Chrysler Financial Services Americas L.L.C., successor to Daimler Chrysler Financial Services North America L.L.C., successor to Chrysler Financial Company L.L.C., successor to Chrysler Financial Corporation), as Owner Participant, as amended.	1/15/2015	$15,693,862.76

1.3	Facility Lease dated as of December 15, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 15, 1986, with Palo Verde 1-PNM December 75 Corporation (successor-in-interest to Chase), as Owner Participant, as amended.	1/15/2015	$4,757,769.00

1.4	Facility Lease dated as of July 31, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of July 31, 1986, with Palo Verde 1-PNM August 50 Corporation (successor-in-interest to Chase Manhattan Realty Leasing Corporation (“Chase”)), as Owner Participant, as amended.	1/15/2015	$6,974,313.00

	Total Unit 1		$33,006,067.01

	Description	Expiration	Annual Rent

	Palo Verde Unit 2

2.1	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with MFS, as Owner Participant, as amended.	1/15/2016	$5,742,060.00

2.2	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with CGI Capital, Inc., as Owner Participant, as amended.	1/15/2016	$9,958,478.04

2.3	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with PNMR Development and Management Corporation (as assignee of Palo Verde Leasing Corporation, successor-in-interest to First Chicago Lease Holdings, Inc.), as Owner Participant, as amended.	1/15/2016	$9,569,653.00

2.4	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with MFS (successor-in-interest to Beneficial Leasing Group, Inc.), as Owner Participant, as amended.	1/15/2016	$4,743,012.00

2.5	Facility Lease dated as of December 15, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 15, 1986, with PV2-PNM December 35 Corporation (successor-in-interest to Chase), as Owner Participant, as amended.	1/15/2016	$3,272,560.40

	Total Unit 2		$33,285,763.44

	Eastern Interconnection Project (EIP)

	Amended and Restated Lease dated as of September 1. 1993 between PNM as	4/1/2015	$2,675,739.30	*
	Lessee and U.S. Bank, as Owner Trustee under a Trust Agreement dated as of January 2, 1985 with General Foods Corporation, as Lessor.		$2,844,913.50

	Total EIP		$2,675,739.30	*
			$2,844,913.50

			*1994 Only

SCHEDULE 6.19
MATERIAL LEASE INTEREST PAYMENTS AND DISCOUNT RATE
EIP (12.85%)

	Total	Principal	Interest	Loan
Date	Payment	Payment	Payment	Balance EoY
2002				4,638,915
2003	1,250,043	664,042	586,001	3,974,873
2004	1,589,597	1,113,483	476,114	2,861,390
2005	1,299,597	971,162	328,435	1,890,229
2006	608,408	377,028	231,380	1,513,201
2007	642,648	462,245	180,402	1,050,955
2008	683,422	565,607	117,815	485,348
2009	58,795	-3,678	62,474	489,027
2010	112,898	49,936	62,962	439,091
2011	53,990	-2,495	56,485	441,586
2012	498,398	441,586	56,811	0
2013
2014
2015
2016
2017
2018
2019
2020
PVNG (10.25%)

	Total	Interest	Principal	Loan
Date	Payment	Payment	Payment	Balance EoY
2002				119,432,650
2003	12,682,996	12,241,847	441,149	118,991,501
2004	12,667,756	12,196,629	471,127	118,520,374
2005	14,380,430	12,148,338	2,232,092	116,288,282
2006	15,239,058	11,919,549	3,319,509	112,968,773
2007	16,147,881	11,579,299	4,568,582	108,400,191
2008	17,117,049	11,111,020	6,006,029	102,394,162
2009	14,895,517	10,495,402	4,400,115	97,994,046
2010	13,670,429	10,044,390	3,626,039	94,368,007
2011	14,513,604	9,672,721	4,840,883	89,527,124
2012	26,655,935	9,176,530	17,479,405	72,047,719
2013	29,233,436	7,384,891	21,848,545	50,199,174
2014	34,358,781	5,145,415	29,213,366	20,985,809
2015	19,428,445	2,151,045	17,277,400	3,708,409
2016	4,088,521	380,112	3,708,409	0
2017
2018
2019
2020

Schedule 11.1
If to the Borrower:
Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158
Attention: Terry R. Horn
Tel: 505-241-2119
If to the Administrative Agent:
Merrill Lynch Capital Corporation
4 World Financial Center
250 Vesey Street
New York, NY 10080
Attention: Wajeeh Faheem
Tel: 212-449-3068

EXHIBIT 2.1(b)
FORM OF
NOTICE OF BORROWING

TO:	MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

RE:	Delayed Draw Term Loan Agreement dated as of May _____, 2008 among Public Service Company of New Mexico (the “Borrower”), Merrill Lynch Capital Corporation, (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Term Loan Agreement”)

DATE:	, _____
1.	This Notice of Borrowing is made pursuant to the terms of the Term Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Term Loan Agreement.
2.	Please be advised that the Borrower is requesting Loans on the terms set forth below:

(a)	Principal amount of requested Loans	$

(b)	Borrowing Date

(c)	Interest rate applicable to the requested Loans:

	(i) ________	Base Rate

	(ii) ________	Eurodollar Rate for an Interest Period of:

one month
two months
three months
six months
3.	The representations and warranties made by the undersigned in any Credit Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Term Loan Agreement) are true and correct in all material respects at and as if made on the date of the requested Loans except to the extent they expressly relate to an earlier date.
4.	No Default or Event of Default as to the undersigned exists or shall be continuing either prior to or after giving effect to the Loans made pursuant to this Notice of Borrowing.
5.	Unless waived by the Person entitled thereto, the Borrower has paid all fees and expenses owed by the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before the date of this Notice of Borrowing, including, without limitation, all Funding Fees.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By:
Name:
Title:

1

EXHIBIT 2.1(e)
FORM OF NOTE

Lender:	, 200
FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent’s Office set forth in that certain Delayed Draw Term Loan Agreement dated as of May  _____, 2008 (as amended, modified, extended or restated from time to time, the “Term Loan Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and Merrill Lynch Capital Corporation, as Administrative Agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Term Loan Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Term Loan Agreement (but, in any event, no later than the Maturity Date), and to pay interest on the unpaid principal amount of each Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of each Loan until each Loan shall be paid in full, at the rates per annum and on the dates provided in the Term Loan Agreement.
This Note is one of the Notes referred to in the Term Loan Agreement and evidences Loans made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Term Loan Agreement and the terms and conditions of the Term Loan Agreement are expressly incorporated herein and made a part hereof.
The Term Loan Agreement provides for the acceleration of the maturity of the Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Term Loan Agreement or under this Note in respect of the Loans to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Term Loan Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By:
Name:
Title:

EXHIBIT 2.2
FORM OF
NOTICE OF CONTINUATION/CONVERSION

TO:	MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

RE:	Delayed Draw Term Loan Agreement dated as of May __, 2008 among Public Service Company of New Mexico (the “Borrower”), Merrill Lynch Capital Corporation, (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Term Loan Agreement”).

DATE:	, 200
1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Term Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Term Loan Agreement.
2.	Please be advised that the Borrower, is requesting that a portion of the current outstanding Loans in the amount of $ , currently accruing interest at , be extended or converted as of , 200_____ at the interest rate option set forth in paragraph 3 below.
3.	The interest rate option applicable to the extension or conversion of all or part of the existing Loans referenced above shall be:
a.	the Base Rate

b.	the Eurodollar Rate for an Interest Period of:
one month

two months

three months

six months
4.	As of the date hereof, no Default or Event of Default has occurred and is continuing.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By:
Name:

Title:

EXHIBIT 3.3(b)(iii)
FORM OF
PREPAYMENT OPTION NOTICE
Attention of [           ]
Telecopy No. [          ]
[Date]
Ladies and Gentlemen:
The undersigned, Merrill Lynch Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”), refers to that certain Delayed Draw Term Loan Agreement dated as of May  _____, 2008 (as amended, modified, extended or restated from time to time, the “Term Loan Agreement”) among Public Service Company of New Mexico, (the “Borrower”), the Lenders party thereto and the Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement. The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 3.3(b)(iii) of the Term Loan Agreement of the Prepayment Amount. Amounts applied to prepay the Loans shall be applied pro rata to the Loan held by you. The portion of the prepayment amount to be allocated to the Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total Prepayment Amount

(B)	Portion of Prepayment Amount to be received by you

(C)	Mandatory Prepayment Date (10 Business Days after the date of this Prepayment Option Notice)
IF YOU DO NOT WISH TO RECEIVE ALL OF THE PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage of the Prepayment Amount otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of [                                          ] at
[                      ], no later than 10:00 a.m., New York City time, on the Mandatory Prepayment Date, at Telecopy No.
[                                 ]. IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE LOAN PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent
By:
Title:

, (Name of Lender)

By:
Title:
Percentage of Loans
Prepayment Amount Declined:              %

EXHIBIT 7.1(c)
FORM OF
COMPLIANCE CERTIFICATE

TO:	MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

RE:	Delayed Draw Term Loan Agreement dated as of May __, 2008 among Public Service Company of New Mexico (the “Borrower”), Merrill Lynch Capital Corporation, (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Term Loan Agreement”)

DATE:	, 200__
Pursuant to the terms of the Term Loan Agreement, I,                                           , Chief Financial Officer of Public Service Company of New Mexico, hereby certify on behalf of the Borrower that, as of the quarter ending                      , 200____, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Term Loan Agreement):
a. Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenants contained in Section 7.2 of the Term Loan Agreement.
b. No Default or Event of Default exists under the Term Loan Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
c. The quarterly/annual financial statements for the fiscal quarter/year ended                      , 200_____  which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By:
Name:

Title:

SCHEDULE 1
TO EXHIBIT 7.1(c)
FINANCIAL COVENANT CALCULATIONS
A.	Debt Capitalization

1. Consolidated Indebtedness of the Borrower*	$
2. Consolidated Capitalization of the Borrower	$
3. Debt to Capitalization Ratio (Line A1 ÷ A2)	to 1.0
Maximum Permitted	.65 to 1.0

*	For purposes of such calculation, the portion of Consolidated Indebtedness attributable to obligations under Material Leases shall be the net present value (using (i) the discount rate (A) set forth in Schedule 6.19 of the Term Loan Agreement, so long as such Schedule 6.19 specifies the same relevant discount rate as is used in calculating such net present value provided to Moody’s and S&P or (B) the discount rate used in calculating such net present value provided to Moody’s and S&P or (ii) any such other rate as shall be proposed by the Company (and agreed upon by the Required Lenders) of all amounts payable under the Material Leases.

EXHIBIT 11.3(b)
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                        (the “Assignor”) and                                            (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Delayed Draw Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all or a portion of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all or a portion, as the case may be, of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters or credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	and is an Affiliate/Approved Fund of

3.	Borrower:	Public Service Company of New Mexico

4.	Administrative Agent:	Merrill Lynch Capital Corporation, as the Administrative Agent under the Term Loan Agreement

5.	Term Loan Agreement:	Term Loan Agreement dated as of May _____, 2008 among the Borrower, the Administrative Agent, and the Lenders identified therein.

6.	Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans for all	Commitment/Loans	Percentage Assigned of
Lenders	Assigned	Commitment/Loans
$	$	%
7.	After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitments, pro rata shares and outstanding Loans:

Outstanding
	Commitments	Pro Rata Share	Loans
Assignor
Assignee
Effective Date:                        _____, 200_____

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted if applicable:

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

Consented to if applicable:

PUBLIC SERVICE COMPANY OF NEW MEXICO.

By:
Name:
Title:

SCHEDULE 1
TO EXHIBIT 11.3(b)
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.